DELAWARE GROUP INCOME FUNDS

Registration No. 811-02071
FORM N-SAR
Annual Period Ended July 31, 2016

SUB-ITEM 77B: Accountant?s report on internal control

Accountant?s report on internal control, attached as Exhibit.

SUB-ITEM 77I.  Terms of new or amended Securities

On February 24, 2016, the Board of Trustees of Delaware Group Income Funds voted to add an R6 share class to the Delaware Extended Duration Bond Fund (the ?Fund?). This information is herein incorporated by reference to the Fund?s prospectus and statement of additional information dated November 27, 2015, as amended and restated on April 30, 2016, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-16-000587).

SUB-ITEM 77Q1: Exhibits

Exhibit Reference

77.Q.1(d) Amended and Restated Distribution Agreement (February 25, 2016) by and between Delaware Group Income Funds and Delaware Distributors, L.P., attached as Exhibit.

WS: MFG_Philadelphia: 904116: v1

WS: MFG_Philadelphia: 868407: v1